Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	+ 1 (202) 295-4299
+ 1 (202) 295-4212
jajohnson@cogentco.com	investor.relations@cogentco.com

Sean Wallace Named Chief Financial Officer of Cogent Communications

[WASHINGTON, D.C. May 11, 2020] Cogent Communications Holdings, Inc. (NASDAQ: CCOI) (“Cogent”) today announced that Sean Wallace has been appointed Vice President, Chief Financial Officer and Treasurer of Cogent, effective immediately. Also on May 11, 2020, Thaddeus G. Weed, stepped down from his role of Chief Financial Officer, effective immediately. To facilitate an orderly transition, Mr. Weed will remain with Cogent as Senior Vice President – Audit & Operations. In addition, Mr. Jean-Michel Slagmuylder, who had been serving as Acting Chief Financial Officer and Treasurer of Cogent since March 17, 2020 during Mr. Weed’s temporary medical leave of absence, stepped down from that role on May 11, 2020 and will return to his position of Chief Financial Officer for European Operations, effective immediately.

Mr. Wallace, age 58, has over 30 years of experience in finance, telecom banking and other public company management positions. Prior to joining Cogent, Mr. Wallace was an investor and operator of residential and industrial real estate projects from 2015. He was also, from 2008 to 2015, a senior manager at Standard Chartered Bank where he led their Corporate Finance and Wholesale Origination efforts on a global basis. He also worked at J.P. Morgan from 1998 to 2007 where his roles included being Co-Head of their Investment Banking efforts in the Asia Pacific region as well as leading their North American Telecom Banking efforts. Mr. Wallace is a graduate of Harvard College and Harvard Business School.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high-speed Internet access, Ethernet transport, and colocation services. Cogent’s facilities-based, all-optical IP network backbone provides services in over 200 markets globally.

Cogent Communications is headquartered at 2450 N Street, NW, Washington, D.C. 20037. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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